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                                                                     EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.

        Tom L. Johnson and Gayety W. Hirahara hereby certify that:

        1. They are the duly elected Co-Chief Executive Officer and Secretary, respectively, of Objective Systems Integrators, Inc., a California corporation.

        2. The Restated Articles of Incorporation of this corporation, as amended to the date of the filing of these Third Restated Articles of Incorporation, and with the omissions required by Section 910 of the Corporations Code, are hereby amended and restated to read as follows:

                                       I

        The name of this corporation is:  Objective Systems Integrators, Inc.

                                      II
        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

        (A) This corporation is authorized to issue 55,000,000 shares of its capital stock, which shall be divided into two classes known as "Common Stock" and "Preferred Stock."

        (B) The total number of Common Stock which this corporation is authorized to issue is 50,000,000 and the total number of Preferred Stock which this corporation is authorized to issue is 5,000,000.

        (C) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the
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limitations or restrictions in any resolution or resolutions of the Board of
Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

                                      IV

        (A)   Limitation of Directors' Liability. The liability of the directors
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of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (B)   Indemnification of Corporate Agents. This corporation is
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authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

        (C)   Repeal or Modification. Any repeal or modification of the
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foregoing provisions of this Article Fourth by the shareholders of this corporation shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.

        3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors of said corporation.

        4. The foregoing Restated Articles of Incorporation were approved by the required vote of the shareholders of said corporation in accordance with Sections 902 and 903 of the California General Corporations Code at a Special Meeting of Shareholders, the record date for which was July 17, 1995. The total number of outstanding shares of the corporation entitled to vote as of the record date for said meeting was 200 shares of Common Stock, and 9,831,800 shares of Series A Preferred Stock. The number of shares of stock voting in favor of the foregoing Restated Articles of Incorporation equalled or exceeded the vote required. The vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of the Series A Preferred Stock. The

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Restated Articles are necessary as a result of the automatic conversion of all outstanding Preferred Stock upon the effectiveness of the corporation's initial public offering.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Restated Articles of Incorporation are true and correct of our own knowledge.

        Executed at Folsom, California, on December 5, 1995.


                                   /s/ Tom L. Johnson
                                   ------------------------------------------
                                   Tom L. Johnson, Co-Chief Executive Officer


                                   /s/ Gayety W. Hirahara
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                                   Gayety W. Hirahara, Secretary

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